Exhibit 10.14

SECOND AMENDMENT TO EQUITY RESIDENTIAL

RESTATED 2002 SHARE INCENTIVE PLAN

THIS SECOND AMENDMENT (the “Second Amendment”) to the EQUITY RESIDENTIAL RESTATED 2002 SHARE INCENTIVE PLAN (“Plan”) is executed as of the 10th day of December, 2008. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

RECITALS

WHEREAS, the Board of Trustees of Equity Residential (the “Company”) adopted the Plan on February 21, 2002, which was approved by the shareholders of the Company at the 2002 Annual Meeting of Shareholders.

WHEREAS, the Company restated the Plan pursuant to a Restatement dated June 10, 2008, to provide for one consolidated Plan incorporating the terms and provisions of all prior amendments.

WHEREAS, the Company entered into the First Amendment to the Plan dated as of November 4, 2008.

WHEREAS, the Company is the sole general partner of ERP Operating Limited Partnership (“Operating Partnership”) and desires to amend the Plan to revise the definition of Shares to include awards of limited partnership interests in the Operating Partnership that are exchangeable for the Company’s common shares.

WHEREAS, the Company desires to amend the Plan to allow the Company to make appropriate adjustments to outstanding awards under the Plan in the event of any special distribution of assets to shareholders other than a normal cash dividend, so that the value of each such award after the dividend shall remain the same as before the dividend.

NOW THEREFORE, the Plan is amended as follows:

1.      The first sentence in subsection (b) of Paragraph 1 is deleted in its entirety and the following is substituted therefor:

“(b)    The Plan provides a means whereby such individuals may: (i) receive authorized common shares of beneficial interest of the Company and one or more classes of limited partnership interests (“OP Units”) in ERP Operating Limited Partnership (“Operating Partnership”) that are exchangeable for common shares of beneficial interest of the Company (collectively, “Shares”), subject to conditions and restrictions described herein and otherwise determined by the Committee (as defined below) (“Share Awards”); (ii) acquire Shares pursuant to grants of options to purchase such Shares (“Options”); (iii) acquire Share Appreciation Rights (“SARs”) in tandem with or independent of Options referred to in item (ii) above; or (iv) receive dividend equivalent rights with respect to Shares (“Dividend Equivalents”).”

2.      Paragraph 1 is amended by adding the following subsection (c):

“(c)    OP Units established pursuant to the Operating Partnership’s agreement of limited partnership, as amended from time to time, may be (i) convertible, exchangeable or redeemable for Shares or other limited partnership interests in the Operating Partnership (including OP Units of a different class or series), or at the option of the Company, for cash in an amount equal to the value of such Shares; and (ii) valued and revalued from time to time by reference to the book value, fair value or performance of the Operating Partnership upon the occurrence of a “book-up event” described in Treasury Regulation §1.704-1(b)(2)(iv)(f)(5). Awards of OP Units are intended to qualify at the time they are granted as “profits interests” within the meaning of IRS Revenue Procedure 93-27 with respect to a Grantee under the Plan who is or will be rendering services to or for the benefit of the Operating Partnership and its subsidiaries.”

3.      Share Awards.  Paragraph 5(b) of the Plan is deleted in its entirety and the following is substituted therefor:

“(b)    Rights of Grantee.  The Grantee of a Share Award of Shares shall be entitled to all of the rights of a shareholder with respect to the Shares subject to the Share Award including the right to vote such Shares and to receive dividends and other distributions payable with respect to such Shares from and after the Date of Grant; provided that any securities or other property (but not cash) received in any such distribution with respect to a Share Award of Shares that is still subject to the restrictions set forth above, shall be subject to all of the restrictions set forth herein with respect to such Share Award. Share Awards of OP Units are intended to qualify at the time they are granted as “profits interests” within the meaning of IRS Revenue Procedure 93-27 with respect to a Grantee under the Plan who is or will be rendering services to or for the benefit of the Operating Partnership and its subsidiaries.”

4.      Transferability.  Paragraph 11(a) of the Plan is deleted in its entirety and the following is substituted therefor:

“(a)    Share Awards.  The Shares and OP Units subject to Share Awards shall not be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Grantee, while they are subject to the restrictions described in paragraph 5(a).”

5.      Employment and Shareholder Status.  The second sentence of Paragraph 12 of the Plan is deleted in its entirety and the following is substituted therefor:

“Any Share Award granted under the Plan shall not confer upon the holder thereof any right as a shareholder of the Company prior to the issuance of Shares pursuant thereto.”

6.      Repurchase of Share Awards, SARS and Options.  Paragraph 15 of the Plan is deleted in its entirety and the following is substituted therefor:

“The Committee has the right to determine that it is in the best interests of the Company to repurchase any outstanding Options (whether vested or unvested), SARS (vested or unvested) and unvested Shares or OP Units subject to Share Awards for cash payable to the Grantee equal to the Fair Market Value of such Options, SARS, Shares and OP Units determined by the Committee in its good faith discretion. All outstanding Options, SARS and unvested Share Awards may be subject to repurchase in accordance with the terms of this paragraph 15.”

7.      Adjustments.  Paragraph 13 of the Plan is deleted in its entirety and the following is substituted therefor:

“Subject to the following provisions of this paragraph, in the event of any change in the outstanding Shares by reason of any share dividend, split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change, or in the event of any distribution or dividend to common shareholders other than a regular cash dividend, the Committee shall make such proportionate or equitable adjustments, if any, as it deems to be appropriate, to the aggregate number and kind of Shares reserved for issuance under the Plan or subject to Share Awards, Options, SARs or Dividend Equivalents outstanding or to be granted under the Plan, and to the terms of any outstanding Option, SAR or Dividend Equivalent, so that the total value of each such Award shall not be changed; provided that, (i) if, in connection with a transaction, Shares are changed into an ownership interest in the Company or another entity, which interest is registered under the Act, then each such Share shall be converted into an identical unit relating to such interest (it being the intent of the Company that, upon a merger, consolidation or reorganization involving the Company in which the Company’s Shares are exchanged or otherwise converted into publicly traded shares of the acquiring entity (or affiliates thereof)), all Share Awards, Options, SARs and Dividend Equivalents granted under this Plan shall be automatically converted into fully vested similar interests in the acquiring entity (or affiliates thereof); (ii) in no event shall the Option price for a Share be adjusted below the par value of such Share, and (iii) in no event shall any fraction of a Share be issued upon the exercise of an Option or SAR. Shares subject to a Share Award of Shares shall be treated in the same manner as other outstanding Shares; provided that any conditions and restrictions applicable to a Share Award shall continue to apply to any Shares, other security or other consideration received in connection with the foregoing.”

8.      Plan In Full Force And Effect.  After giving effect to this Second Amendment, the Plan remains in full force and effect.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the date first written above.

EQUITY RESIDENTIAL

By:	/s/ Bruce C. Strohm
Bruce C. Strohm
Executive Vice President and General Counsel